                                                                    EXHIBIT 16.2





September 5, 1997



Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Warren Bancorp, Inc. and, under the date of January 23, 1997, we reported on the consolidated financial statements of Warren Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 1996 and 1995. On August 27, 1997 we were informed that our appointment as principal accountants was terminated effective September 1, 1997. We have read Warren Bancorp, Inc.'s statements included under Item 4 of its Form 8-K dated September 2, 1997, and we agree with such statements except that we were not present at Warren Bancorp's board meeting, and therefore have no knowledge whether or not Arthur Andersen was engaged as the principal accountants or if the decision to change principal accountants was unanimously approved and have no knowledge of the events described in paragraph four.

Very truly yours,


KPMG Peat Marwick LLP




cc:Mr. Paul Peduto, Treasurer
       Warren Bancorp, Inc.